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MASIMO CORPORATION

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On June 20, 2024, Masimo Corporation (“Masimo”) issued the following press release:

# # #

Masimo Provides Facts in Response to Politan’s False Narrative

IRVINE, Calif. – June 20, 2024 – Masimo (NASDAQ: MASI) today issued the following statement to set the record straight regarding Politan’s “Background of the Solicitation” section of its proxy statement issued in connection with Masimo’s upcoming Annual Meeting of Stockholders.

Masimo strongly believes Politan is providing investors with inaccurate and incomplete information, as Masimo Founder, Chairman and CEO Joe Kiani noted during the Goldman Sachs Global Healthcare Conference on June 12, 2024. When referring to Politan’s proxy statement, Mr. Kiani intended to state that he believes many of the paragraphs in Politan’s “Background of the Solicitation” section contain inaccurate, incomplete and misleading information. While he inadvertently referred at the Conference to potential criminal penalties for a Board member who provides false information to stockholders, he intended to stress the importance of Board members being truthful in communications with investors. Masimo strongly rejects what it believes are false and misleading claims by Politan’s Quentin Koffey, a member of Masimo’s Board of Directors, and believes Politan should not be rewarded with votes for its candidates when it is providing stockholders with inaccurate, incomplete and misleading information in an effort to gain control of Masimo. Included below are examples of quotes from Politan’s proxy statement that Masimo strongly believes are false and misleading and Masimo’s explanation of the facts.

Politan’s Claims Regarding Masimo’s Onboarding Process

1.	Politan Fiction: “Ms. Brennan and Mr. Koffey did not even receive a substantive update about the [Masimo strategic alternatives review] process until the first in-person Board meeting, which occurred on October 31, 2023—more than four months after Mr. Kiani had started the sale process.”

FACTS: Mr. Koffey began communicating with the lead banker at Morgan Stanley, Masimo’s independent financial advisor managing the strategic alternatives review process, on July 11, 2023, two weeks after he joined the Board. On August 1, 2023, as part of the Company’s onboarding process described below, the lead banker hosted a one-hour meeting with Politan directors Ms. Brennan and Mr. Koffey to bring them up to speed on Masimo’s strategic alternatives review process and to answer any questions that they had.

2.	Politan Fiction: “The 2023 Newly-Elected Directors met Mr. Kiani in person on Friday, September 1, 2023 (the day before Labor Day weekend, when the Company headquarters was nearly empty).”

FACTS: By noting the timing of the September 1, 2023 meeting as an example of “the absence of customary onboarding” on the part of Masimo, Politan misleadingly suggests that the Company went out of its way to schedule the meeting on a date when the Company headquarters was nearly empty. In fact, Ms. Brennan was the one who suggested Friday, September 1, 2023 as the date of the in-person onboarding meeting. The Politan directors met with Craig Reynolds, Masimo’s Lead Independent Director, and Mr. Kiani, during this in-person onboarding meeting.1

[1]	Masimo’s 2024 Definitive Proxy Statement, page 15: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm.

3.	Politan Fiction: “[The in-person onboard meeting] was the sole onboarding that Ms. Brennan and Mr. Koffey received other than receiving prior Board books and Board meeting minutes.”

FACTS: Ms. Brennan and Mr. Koffey’s onboarding process involved multiple meetings and exchanges, during the course of which a variety of materials and documents were provided to the Politan directors. Tom McClenahan, Masimo’s General Counsel and Corporate Secretary, reached out to Mr. Koffey on June 27, 2023, the day after the Company’s 2023 annual stockholder meeting, to discuss the Politan directors’ onboarding. Mr. Koffey informed Mr. McClenahan that he would send a list of materials Mr. Koffey wanted to review. Mr. Koffey sent the list to Mr. McClenahan on Friday, June 30, 2023, and requested that the materials be sent the following week. Mr. McClenahan cut short his family vacation and traveled back to California to compile the materials requested by Mr. Koffey. The Politan directors’ onboarding process included the following materials, meetings and calls:

●	On July 7, 2023, Mr. McClenahan provided Mr. Koffey copies of all Board and Board Committee meeting minutes, quarterly financial updates, Board books dating back to 2021, a Board calendar, a list of Board Committees and members, a list of the Masimo’s consultants and amounts paid for 2022 and 2023, all Board policies and procedures, a signature authority matrix, a director search status report from Masimo’s independent director search firm, Heidrick & Struggles, forecasts and results by product platform for 2021 and 2022, and forecasts by product platform for 2023.

●	On July 10, 2023, Mr. McClenahan provided Mr. Koffey engagement letters with Masimo’s independent financial advisor, Morgan Stanley, and Heidrick & Struggles and an organizational chart for Masimo’s healthcare business.

●	On July 10 and August 3, 2023, Masimo’s outside legal counsel representing Masimo with respect to the Apple litigation hosted separate onboarding sessions with each of Mr. Koffey and Ms. Brennan based on Mr. Koffey and Ms. Brennan’s availability.

●	On July 21, 2023, Mr. Reynolds and Adam Mikkelson, who was Chairman of the Audit Committee at the time, had a half-day meeting with Mr. Koffey in Boston.

●	On August 1, 2023, the lead banker at Morgan Stanley, Masimo’s independent financial advisor managing the strategic alternatives review process, hosted a one-hour meeting with Ms. Brennan and Mr. Koffey to bring them up to speed on Masimo’s strategic alternatives review process and to answer any questions that they had.

●	On September 1, 2023, Mr. Kiani and Mr. Reynolds met with the Politan directors. Mr. Kiani gave an extensive presentation regarding Masimo’s past, present, and 5-year product and partnership roadmap. Mr. Koffey asked few, if any, questions during the meeting. Mr. Koffey did not ask to meet with any other members of senior management during his visit.

Mr. Koffey has been provided with extensive financial and other information, including in connection with his work as the chair of the Special Committee, and has met with nearly every member of Masimo’s senior management. See Masimo’s press release dated April 1, 2024: https://investor.masimo.com/news/news-details/2024/Masimo-Responds-to-Politan-Capitals-Nomination-of-Director-Candidates-and-Refutes-Politans-False-Claims/default.aspx.

●	In addition, Masimo’s records indicate that Mr. Koffey has had at least 18 phone calls with Mr. Kiani; 20 phone calls with Masimo’s Chief Financial Officer Micah Young; and 10 phone calls with Mr. McClenahan.

On January 12, 2024, Rolf Classon, an independent director who joined the Masimo Board on November 7, 2023 and who received the same onboarding as the Politan directors, described his onboarding experience in an email to Mr. Kiani:

“Dear Joe—thank you for an outstanding onboarding session yesterday and also thank you for being so generous with your time. The topics we covered, the transparency and the solid professionalism of your team made a very powerful impression on me.”

4.	Politan Fiction: “To date, Ms. Brennan and Mr. Koffey have only been provided redacted minutes from [the June 24, 2023] Board meeting.”

FACTS: Masimo provided an unredacted version of the June 24, 2023 minutes to Mr. Koffey and Ms. Brennan on December 8, 2023. Moreover, in an email dated June 30, 2023, from Mr. Koffey to Mr. McClenahan, Mr. Koffey agreed that it was appropriate for the Company to redact information from Board minutes relating to then-pending litigation with Politan. Since joining the Board, the Politan directors have never disputed the prior redactions or requested that Masimo provide unredacted versions of the Board minutes.

Politan’s Claims Regarding Masimo’s Process to Add Highly Qualified Independent Directors to its Board

5.	Politan Fiction: “On November 3, 2023 the Board appointed Mr. Classon as a Class II director, over the objections of the 2023 Newly-Elected Directors, who believed there was a total absence of a legitimate search process.”

6.	Politan Fiction: “On January 15, 2024, the Board appointed Mr. Chapek as a Class I director, over the objections of the 2023 Newly-Elected Directors, who believed there was a total absence of a legitimate search process. Mr. Kiani referred Mr. Chapek to the Board as a director candidate, and, as noted above, the Board had previously interviewed Mr. Chapek as a potential director in the first quarter of 2023.”

FACTS: In February 2023, Masimo’s Nominating Committee retained Heidrick & Struggles (“Heidrick”), a leading independent third-party search firm, to identify qualified and skilled director candidates who previously served in a CEO position with experience in the healthcare industry or expertise in consumer markets, or who had payor/provider business model or audit experience.2 Heidrick presented the Nominating Committee with more than 50 quality candidates. The Nominating Committee interviewed a number of the candidates, but did not appoint anyone at the time due to last year’s proxy contest and Politan’s threat to sue if the Company added any new directors.

After Ms. Brennan joined the Board and Nominating Committee, Heidrick and the other Committee members brought her up to speed on the work and candidate interviews that had been done to date. Heidrick presented her with the leading candidates, which included Mr. Classon, formerly Chairman of the Executive Committee of Bayer HealthCare, Bob Chapek, formerly CEO of Disney, and others. Mr. Kiani had never met Mr. Classon and had met Mr. Chapek only once at a civic function prior to their inclusion in the search process. Ms. Brennan rejected all the leading candidates and asked that the Nominating Committee have a call with Mr. Koffey.

[2]	Masimo’s 2024 Definitive Proxy Statement, page 15: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm.

The Nominating Committee had a call with Mr. Koffey on October 4, 2023. During the call, the Nominating Committee agreed to modify the director search specifications. The Committee also invited Mr. Koffey to attend future Nominating Committee meetings and to participate in candidate interviews. The Nominating Committee agreed to allow additional time for Ms. Brennan and Mr. Koffey to evaluate and interview any of the more than 50 candidates that had previously been identified, and invited them to propose additional candidates for consideration.

Ms. Brennan reviewed the candidates that had previously been identified and selected four candidates. She did not propose any additional candidates. Two of the four candidates selected by Ms. Brennan declined to proceed, and two were interviewed and evaluated by the Nominating Committee. Mr. Koffey proposed four additional candidates. One of Mr. Koffey’s candidates worked for a competitor, one was unavailable to join the Board at the time, and the other two were interviewed and evaluated by the Nominating Committee.

Mr. Classon and Mr. Chapek were each interviewed several times by five different independent directors, including Ms. Brennan and Mr. Koffey. Ms. Brennan and Mr. Koffey voted against both candidates. When Ms. Brennan indicated she would vote against Mr. Chapek, Mr. Mikkelson asked her if she would vote for any of the candidates that had been identified. She replied that she would not vote for any of the candidates, including those Mr. Koffey had proposed.

7.	Politan Fiction: “At [a Board meeting on May 16, 2024], the Board voted, over the objections of the 2023 Newly-Elected Directors, to propose Christopher G. Chavez as a nominee for election at the 2024 Annual Meeting to fill the Class II director position left vacant by Mr. Classon’s resignation. Mr. Kiani had referred Mr. Chavez to the Board as a director candidate. The Nominating Committee had not met to discuss Mr. Chavez’s nomination or consider alternative candidates.”

FACTS: On March 25, 2024, Politan notified Masimo of its intent to nominate two additional Politan directors to Masimo’s Board, initiating a proxy contest for control of Masimo. On April 25, 2024, Masimo’s Nominating Committee met and recommended that the Board nominate Mr. Kiani and Mr. Classon for election to the Board at the 2024 Annual Meeting. On April 30, 2024, the Board met and agreed with the recommendation, except for Mr. Koffey and Ms. Brennan. On May 3, 2024, Mr. Classon notified the Board of his decision to resign from the Board effective May 10, 2024.3

Given Politan’s proxy contest for control and the unexpected resignation of Mr. Classon, the non-Politan directors commenced a process to identify a replacement director candidate to run against the Politan candidates. The Politan directors were not included in this process due to their conflict of interest.

[3]	Masimo’s 2024 Definitive Proxy Statement, page 18-19: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm.

During this process, Christopher Chavez, a former public company CEO and director with more than 30 years of leadership experience in the medical device industry, was interviewed by all the independent non-Politan members of Masimo’s Board. Mr. Reynolds interviewed Mr. Chavez on May 10 and May 12, 2024, with further follow-up calls on May 14, 2024. Masimo’s independent director Mr. Chapek, a member of the Nominating Committee, interviewed Mr. Chavez on May 13, 2024.

Mr. Reynolds and Mr. Chapek constitute all the members of Masimo’s Nominating Committee other than Politan director Ms. Brennan. At the May 16, 2024 Board meeting, all Board members except for the Politan directors nominated Mr. Chavez to stand for election at Masimo’s 2024 Annual Meeting.4

Politan’s Claims Regarding Masimo’s Board Process

8.	Politan Fiction: “On Saturday, June 24, 2023, the Board met to delegate authority to Mr. Kiani to pursue and carry out a sale of the entire Company without any obligation to provide process updates to the Board or to obtain any additional Board approvals to retain financial or other advisors.”

FACTS: The Board minutes from this meeting state that the Board delegated authority to management (not Mr. Kiani individually) and only “to coordinate with Morgan Stanley [Masimo’s independent financial advisor] on the process for exploring strategic transaction options, including the solicitation of potential third party offers (whether publicly or privately), and authorized management to retain additional financial and other advisors to assist with exploring and pursuing any such options.” This quoted language was not redacted from the June 24, 2023 Board minutes that were provided to Ms. Brennan and Mr. Koffey on July 7, 2023.

9.	Politan Fiction: “When the Audit Committee was asked to sign off on the Quarterly Report on Form 10-Q for the second and third quarter of 2023 and first quarter of 2024, Mr. Koffey declined in each case to do so, believing that, despite the numerous requests, he had not received sufficient financial and operational information regarding the Company to fully evaluate the information and analysis presented in the report.”

FACTS: The Audit Committee receives a substantial set of documents each quarter for review and comments, including a quarterly financial update, external auditor-required communications, a draft Form 10-Q, a draft press release, a draft earnings presentation, and a SOX 404 and internal audit update. The Audit Committee also meets quarterly with Grant Thornton LLP, Masimo’s independent auditor, without management present and the Audit Committee members are free to ask Grant Thornton any questions regarding the Company’s financial statements in these executive sessions. Mr. Kiani does not attend Audit Committee meetings in order to facilitate an open dialogue between the independent Board members who serve on the Audit Committee and Masimo’s independent auditor. Mr. Koffey abstained from approving the 10-Qs, but did not offer any substantive changes or comments for incorporation into the filings.

[4]	Masimo’s 2024 Definitive Proxy Statement, page 21: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm.

10.	Politan Fiction: “On February 26, 2024, the Board met to discuss and finalize the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023 (the “2023 Annual Report”). The Company’s management team discussed a draft of the 2023 Annual Report with the Board, but following such discussion, a majority of the independent directors of the Board were unwilling to sign the 2023 Annual Report until additional information that Board members had repeatedly requested was provided.”

FACTS: At the Board meeting on February 26, 2024, all of the independent directors other than Mr. Koffey and Ms. Brennan were initially prepared to sign the Form 10-K (Mr. Chapek, Mr. Classon, Mr. Mikkelson and Mr. Reynolds). When Mr. Koffey and Ms. Brennan made clear they would not sign the Form 10-K, Mr. Classon said he would defer his approval in the hope that the Politan directors would also agree to sign the Form 10-K. Masimo management met with Mr. Koffey for two and a half hours on Saturday, February 24, 2024, and spent many hours the following Sunday and Monday gathering additional information and preparing presentations for the Politan directors. The Politan directors asked questions during the presentations on February 27, 2024, which management answered, and they did not indicate they had any additional questions that remained unanswered. Despite these efforts, the Politan directors ultimately refused to sign the 10-K. All non-Politan members of the Board, including Mr. Classon, approved and signed the Form 10-K.

Politan’s Claims Regarding Access to Masimo Information

11.	Politan Fiction: “In late 2023, the 2023 Newly-Elected Directors began asking to see a draft budget for FY 2024 so that the Board could review and comment prior to being asked for their approval. They were informed that no budget approval was required. The only budget information the 2023 Newly-Elected Directors were ever subsequently given was the same financial guidance provided publicly to the market. No draft or final budget was ever provided to the Board. The Board never approved a budget or even had the opportunity to provide input.”

FACTS: On October 31, 2023, Mr. Young presented to the Board, including Mr. Koffey and Ms. Brennan, details of Masimo’s financial plans and projections for 2024 through 2034. The financial information included revenue by major product category, cost of goods sold, gross profit, research and development expenses, selling, general and administrative expenses, adjusted EBIT margin, adjusted EBITDA capital expenditures and working capital requirements for the professional healthcare, consumer health and consumer audio businesses. Mr. Young also presented short-term and long-term plans for cost reduction initiatives and margin expansion. In addition, following the presentation, Mr. Young provided Mr. Koffey with the underlying Excel data used to support the presentation. The Politan directors did not ask any additional questions.

On February 13, 2024, Mr. Young presented to the Board, including Mr. Koffey and Ms. Brennan, final 2024 financial plan targets, including revenue, operating profit and margin, and EPS targets for the year. Thereafter, Bilal Muhsin, COO for Healthcare, and Blair Tripodi, COO for Consumer, presented detailed operating plans and major initiatives for their respective businesses. Mr. Koffey and Ms. Brennan complimented the presentations. Financial guidance for 2024 was approved by the Board, and short- and long-term financial targets for executive compensation were approved by the Compensation Committee.

12.	Politan Fiction: “The Company’s 2023 Annual Report disclosed a $10 million impairment with respect to the Sound United business segment (less than 1% of the purchase price). As a member of the Audit Committee, Mr. Koffey asked to review the impairment analysis multiple times. To date, he has never been able to review the Company’s impairment analysis and does not know why only $10 million of impairment has been taken.”

FACTS: Mr. Koffey attended an Audit Committee meeting on November 6, 2023, that included a review and discussion of management’s ASC 350 and 360 impairment/recoverability tests which resulted in a tradename impairment in Q3 and why goodwill was not impaired as of Q3. The Audit Committee members received supporting materials and participated in the discussions. During the Audit Committee meeting, the Audit Committee members met separately with Grant Thornton LLP, Masimo’s independent auditor, without management present, and were free to ask Grant Thornton any questions regarding the Company’s impairment analysis in this executive session.

13.	Politan Fiction: “Following the dramatic decline in sales during the second quarter of 2023, the 2023 Newly-Elected Directors asked to speak with the head of U.S. sales for the Company’s professional healthcare business. To date, they have never been able to speak with such executive and therefore have not been able to adequately learn about the discounting and bulk orders whose discontinuation appear to have dramatically impacted sales starting in the second quarter of 2023.”

FACTS: On July 13, 2023, Mr. Koffey requested and participated in a two-hour call with members of Masimo management, including Bilal Muhsin, Masimo’s Chief Operating Officer for Healthcare and head of worldwide sales, to discuss the decline in second quarter sales. Management presented detailed sales and ordering data and trends for the second quarter as well as management’s assessment of the reasons for the decline. Mr. Koffey asked questions and received answers.

14.	Politan Fiction: “From when they first joined the Board and regularly thereafter, the 2023 Newly-Elected Directors asked for information on research and development (“R&D”) spending so they could understand how much was being spent on what initiatives. To date, they have never received any information on R&D beyond the publicly disclosed consolidated R&D number disclosed in the Company’s quarterly reports and 2023 Annual Report. The 2023 Newly-Elected Directors made similar requests about cost of goods sold and selling, general, and administrative expenses and have similarly received no more detailed information than what has been publicly disclosed in the Company’s quarterly reports and 2023 Annual Report.”

FACTS: As explained above, on October 31, 2023, Mr. Young presented to the Board, including Mr. Koffey and Ms. Brennan, details of Masimo’s financial plans and projections for 2024 through 2034. The information presented included research and development spending, cost of goods sold, and selling, general and administrative expenses for the professional healthcare, consumer health and consumer audio businesses. In addition, as the chair of the Special Committee, Mr. Koffey was provided updated plans and projections as well as additional detailed financial information regarding R&D and SG&A expenses in the first quarter of 2024. Mr. Koffey and the Special Committee’s financial and legal advisors spent extensive time with Mr. Young, the COOs of Masimo’s Healthcare and Consumer businesses, and Masimo’s financial and legal advisors to review the information provided and understand the details of both businesses.

Politan’s Claims Regarding the Board’s Decision to Pursue a Separation of the Consumer Business

15.	Politan Fiction: “Mr. Kiani then revived the idea proposed by Politan nearly a year earlier to separate the consumer business from the rest of the Company.”

FACTS: Mr. Kiani first proposed the separation to Mr. Koffey on January 29 2024. Mr. Koffey and Ms. Brennan never proposed a separation of the consumer business to Masimo’s Board or management. In fact, while Masimo hears from stockholders that Mr. Koffey has various proposals for Masimo’s business, neither Mr. Koffey nor Ms. Brennan have made any proposals or recommendations to the Board for strategic or operational changes to the business.

16.	Politan Fiction: “On January 30, 2024, Mr. Koffey met with Mr. Kiani to further explore the proposed separation of the consumer business subject to the conditions Mr. Kiani had earlier raised and a commitment from Politan to forego nominating any director candidates during separation discussions. Mr. Koffey stated that as a single director on the Board, he was not in a position to negotiate or agree to Mr. Kiani’s requests and suggested that it would be advisable for the whole Board to consider forming a special committee to negotiate the separation given the related party issues.”

FACTS: At their meeting on January 30, 2024, Mr. Koffey presented Mr. Kiani with a list of proposed terms for the separation. An actual image of the document Mr. Koffey provided to Mr. Kiani can be found at https://protectmasimosfuture.com/term-sheet/. Mr. Koffey led Mr. Kiani to believe that he was in agreement with the list of typewritten terms presented by Mr. Koffey, as well as the additional handwritten terms proposed by Mr. Kiani. They agreed that additional work needed to be done and that a Special Committee should be set up to address any conflicts of interest.5

17.	Politan Fiction: “Mr. Kiani’s demands at this stage included: that the Company’s corporate headquarters and corporate jet be included in the spun off assets; that the Company contribute up to $150 million in cash plus working capital to the new consumer entity; that the new entity have a class of 20:1 supermajority voting stock that would confer majority voting control to Mr. Kiani, granted to him without additional consideration.”

FACTS: As discussed above, Mr. Koffey led Mr. Kiani to believe that he was in agreement with the above proposed terms. It was Mr. Koffey, not Mr. Kiani, who first proposed that the new entity have a class of supermajority voting stock for Mr. Kiani. Mr. Koffey and Mr. Kiani agreed that the Special Committee should determine what the cost of the supermajority stock should be to Mr. Kiani.6

[5]	Masimo’s 2024 Definitive Proxy Statement, page 16: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm.
[6]	Masimo’s 2024 Definitive Proxy Statement, page 16-17: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm.

18.	Politan Fiction: “On March 11, 2024 the Special Committee unanimously agreed to send a revised term sheet that rejected the terms that Mr. Kiani had proposed and instead reflected the Special Committee’s independent position on the separation transaction to Mr. Kiani.”

FACTS: This is the first time Politan has admitted that the “revised term sheet” sent by the Special Committee’s counsel “rejected” the terms that Mr. Koffey and Mr. Kiani had discussed and agreed on. Before the “revised term sheet” was sent to Mr. Kiani, Mr. Reynolds and Mr. Classon raised concerns that it seemed different from what Mr. Koffey had described at the February 13, 2024 Board meeting. Mr. Koffey assured the other members of the Special Committee that the “revised term sheet,” which Mr. Koffey had drafted with the Special Committee’s advisors, was consistent with the terms that he and Mr. Kiani had agreed. Mr. Koffey never showed the term sheet to which he and Mr. Kiani had agreed to the other members of the Special Committee.7

19.	Politan Fiction: “On March 20, 2024, the Company entered into a confidentiality agreement with a potential joint venture partner in connection with the separation of the consumer business. The full Board knew nothing about the existence of the joint venture partner or any discussions that had occurred. The full Board was never notified that a confidentiality agreement had been entered into or that any confidential information had been exchanged until nearly eight weeks later on May 13, 2024.”

FACTS: Mr. Kiani mentioned discussions with a potential joint venture partner in the press on March 25, 2024.8 Mr. Kiani provided an overview of the terms being discussed with the potential joint venture partner at the next regularly scheduled Board meeting on April 30, 2024. The Board met again on May 16, 2024 to discuss the terms of a non-binding term sheet reached with the potential joint venture partner.

20.	Politan Fiction: “Despite multiple requests after the public disclosure of the joint venture partner’s existence, Mr. Kiani refused to disclose the identity of the potential joint venture partner to the full Board until after Mr. Koffey demanded that information by exercising his rights as a director under Section 220 of the Delaware General Corporation Law (the “DGCL”) (see “Director Records Request” on May 8, 2024, below).”

FACTS: Prior to Mr. Koffey sending a 220 books and records demand about the potential joint venture transaction, Masimo had already contacted all Board members, including Mr. Koffey, to schedule a meeting to discuss the joint venture. In connection with that Board meeting, all directors were provided with a term sheet providing an overview of the proposed transaction, preliminary financial analysis regarding the proposed transaction and an overview of proposed next steps. Mr. Koffey’s books and records demand, which he filed publicly, seeks, among other things, text messages and personal emails of the management team, the Board, and their advisors.

[7]	Masimo’s 2024 Definitive Proxy Statement, page 18: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm.
[8]	https://www.wsj.com/business/masimo-may-look-at-joint-venture-for-consumer-split-ceo-says-1e0f2b4c

Politan’s Claims Regarding Additional Matters

21.	Politan Fiction: “In an effort to facilitate a more collaborative boardroom dynamic, on August 28, 2023, Politan, through counsel, informed Masimo that it and the California State Teachers’ Retirement System intended to drop the Delaware action regarding the Employment Agreement without prejudice.”

FACTS: Politan voluntarily dismissed the Delaware action only after the court questioned Politan’s continued participation in the litigation during a scheduling conference.9 The court noted that “my recollection of the posture over the past few months is that Politan wanted to work with Mr. Kiani, was not seeking to remove him or see him off the board.” 10 After the Politan nominees were elected to the Board, the court noted that it had “questions as to why it is that the Politan folks are continuing to participate in the litigation of this case.”11

22.	Politan Fiction: “Mr. Kiani proposed the Company purchase Politan’s shares in the Company at a substantial premium in exchange for Politan agreeing to not purchase more shares and to never run a proxy contest in the future. Mr. Koffey flatly rejected this idea.”

FACTS: Mr. Kiani inquired during his January 30, 2024 meeting with Mr. Koffey whether Politan would be willing to sell its shares to a third party. Mr. Kiani was aware of other investors that had expressed interest in investing in Masimo but were concerned about the upcoming proxy contest and the possibility of Mr. Kiani being ousted. He did not propose that the Company would buy Politan’s shares. Mr. Koffey responded that he was 15 years into a 35-year career as an activist and that he could not be seen to accept such a proposal.

23.	Politan Fiction: “On May 31, 2024, the Company filed a preliminary version of its proxy statement and did not include the record date and annual meeting date that had previously been approved by the full Board.”

FACTS: Mr. Koffey, and thus Politan, were well aware of the record date and the annual meeting date as they were set during a Board meeting Mr. Koffey attended on April 30, 2024. As is customary, these dates were left blank in Masimo’s preliminary proxy filings, and added when Masimo filed its definitive proxy statement.

[9]	Transcript of Scheduling Conference, August 2, 2023, at page 5–9, Politan Capital L.P. vs Masimo Corporation, C.A. No. 2022-0948-NAC (Del. Ch. Dec. 20, 2022).
[10]	Transcript of Scheduling Conference, August 2, 2023, at page 9, Politan Capital L.P. vs Masimo Corporation, C.A. No. 2022-0948-NAC (Del. Ch. Dec. 20, 2022).
[11]	Transcript of Scheduling Conference, August 2, 2023, at page 5–6, Politan Capital L.P. vs Masimo Corporation, C.A. No. 2022-0948-NAC (Del. Ch. Dec. 20, 2022).

About Masimo

Masimo (NASDAQ: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins, Denon, Marantz, and Polk Audio. Our mission is to improve life, improve patient outcomes, and reduce the cost of care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies.1 Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates,2 improve CCHD screening in newborns3 and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs.4-7 Masimo SET® is estimated to be used on more than 200 million patients in leading hospitals and other healthcare settings around the world,8 and is the primary pulse oximetry at 9 of the top 10 hospitals as ranked in the 2022-23 U.S. News and World Report Best Hospitals Honor Roll.9 In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), RPVi™ (rainbow® PVi), and Oxygen Reserve Index (ORi™). In 2013, Masimo introduced the Root® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine® Brain Function Monitoring, O3® Regional Oximetry, and ISA™ Capnography with NomoLine® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7®, Radius PPG®, and Radius VSM™, portable devices like Rad-67®, fingertip pulse oximeters like MightySat® Rx, and devices available for use both in the hospital and at home, such as Rad-97® and the Masimo W1® medical watch. Masimo hospital and home automation and connectivity solutions are centered around the Masimo Hospital Automation™ platform, and include Iris® Gateway, iSirona™, Patient SafetyNet, Replica®, Halo ION®, UniView®, UniView :60™, and Masimo SafetyNet®. Its growing portfolio of health and wellness solutions includes Radius Tº®, Masimo W1 Sport, and Masimo Stork™. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at www.masimo.com/evidence/featured-studies/feature/.

RPVi has not received FDA 510(k) clearance and is not available for sale in the United States. The use of the trademark Patient SafetyNet is under license from University HealthSystem Consortium.

References

1.	Published clinical studies on pulse oximetry and the benefits of Masimo SET® can be found on our website at http://www.masimo.com. Comparative studies include independent and objective studies which are comprised of abstracts presented at scientific meetings and peer-reviewed journal articles.

2.	Castillo A et al. Prevention of Retinopathy of Prematurity in Preterm Infants through Changes in Clinical Practice and SpO2 Technology. Acta Paediatr. 2011 Feb;100(2):188-92.

3.	de-Wahl Granelli A et al. Impact of pulse oximetry screening on the detection of duct dependent congenital heart disease: a Swedish prospective screening study in 39,821 newborns. BMJ. 2009;Jan 8;338.

4.	Taenzer A et al. Impact of pulse oximetry surveillance on rescue events and intensive care unit transfers: a before-and-after concurrence study. Anesthesiology. 2010:112(2):282-287.

5.	Taenzer A et al. Postoperative Monitoring – The Dartmouth Experience. Anesthesia Patient Safety Foundation Newsletter. Spring-Summer 2012.

6.	McGrath S et al. Surveillance Monitoring Management for General Care Units: Strategy, Design, and Implementation. The Joint Commission Journal on Quality and Patient Safety. 2016 Jul;42(7):293-302.

7.	McGrath S et al. Inpatient Respiratory Arrest Associated With Sedative and Analgesic Medications: Impact of Continuous Monitoring on Patient Mortality and Severe Morbidity. J Patient Saf. 2020 14 Mar. DOI: 10.1097/PTS.0000000000000696.

8.	Estimate: Masimo data on file.

9.	http://health.usnews.com/health-care/best-hospitals/articles/best-hospitals-honor-roll-and-overview.

Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo and the potential stockholder approval of the Board’s nominees and the proposed separation of Masimo’s consumer business. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding a potential separation of Masimo’s consumer business, (ii) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (iii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iv) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

The Company has filed a definitive proxy statement containing a form of GOLD proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING GOLD PROXY CARD AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s definitive proxy statement for the 2024 Annual Meeting, which can be found through the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm, and any changes thereto may be found in any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com

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